              Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the America Service Group Inc. Registration Statement (Form S-8, filed May 29, 1992) pertaining to the Incentive Stock Plan, the Registration Statement (Form S-8, filed April 1,
1996) pertaining to the Executive Stock Purchase Plan, the Registration Statement (Form S-8, filed May 31, 1996) pertaining to the amended Incentive Stock Plan for 275,000 shares, and the Registration Statement (Form S-8, filed May 31, 1996) pertaining to the Employee Stock Purchase Plan of our report dated March 28, 1997, with respect to the consolidated financial statements and schedules of America Service Group Inc. for the year ended December 31, 1996.


                                       Ernst & Young LLP


Nashville, Tennessee
March 28, 1997